Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-108333) and related Prospectus of Lockheed Martin Corporation for the registration of $1,000,000,000 of Floating Rate Convertible Senior Debentures due 2033 of our reports dated April 30, 2004 and July 30, 2004, relating to the unaudited condensed consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2004 and June 30, 2004, respectively.

/s/ Ernst & Young LLP

McLean, Virginia

July 30, 2004